UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                               FORM 3

        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   SIPMSON PSB FUND
   3669 Mt. Diablo Blvd.
   Lafayette, CA 94549
   USA

2. Date of Event Requiring Statement (Month/Day/Year)
   SEPTEMBER 30, 1997

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO., INC. - (SMCO)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                         (X) 10% Owner
   ( ) Officer (give title below)       ( ) Other
   (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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                                           |                      |                |                                               |
Common Stock                               |         1,400,000    |        D       |                                               |
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                                           |                      |                |                                               |
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 Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)               |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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Explanation of Responses:


SIGNATURE OF REPORTING PERSON

BY:  Charles A. Lee, Director
     Simpson PSB Fund

/s/CHARLES A. LEE
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October 3, 1997
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DATE